UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement.
☐ Confidential, for use of the Commission Only (as Permitted by Rule 14a-6(e)(2)).
☐ Definitive Proxy Statement.
☐ Definitive Additional Materials.
☒ Soliciting Material Pursuant to § 240.14a-12.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required. ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Filed by International Microcomputer Software, Inc.  pursuant to Rule 14a-12 under the Securities and Exchange Act of 1934

Subject Company: International Microcomputer Software, Inc.

Commission File No: 0-15949

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

December 21, 2005
3:00 p.m. CT

Operator: Good day, and welcome to the IMSI Update conference call. This call is being recorded. At this time, I would like to turn the call over to the Chief Financial Officer, Robert O'Callahan. Please go ahead, sir.

Robert O'Callahan: Thank you and good afternoon. I am Robert O'Callahan. I'm the CFO of IMSI and I'm here to introduce Martin Wade, our CEO, who is looking forward to this opportunity to talk to you about the exciting actions ahead of us.

Before we begin, let me remind you that various remarks IMSI may make during this presentation are forward-looking statements, as defined under the securities laws, and these remarks involve risks and uncertainties.

Statements IMSI makes in this presentation concerning trends or outlook for financial results, markets for IMSI products and statements that include the words “anticipate”, “believe”, “plan”, “may”, “will”, “estimate”, “project”, “expect”, “goal”, “potential”, “profitability” and other similar future expressions constitute forward-looking statements.

Actual results could differ materially from these forward-looking statements due to many factors, including those risk factors set forth in IMSI's 10K report, and 10Q reports. We do not assume an obligation to update any forward-looking statements we may make today.

Now, I'd like to introduce Mr. Martin Wade.

Martin Wade: Thank you, Bob. I would like to start with a brief discussion of the September quarter, and then an update on our S-4 filing following the progress of the merger.

We're pleased to announce that our business indicators saw significant improvement during the September quarter as compared to the June quarter, as we witnessed improvements in net revenues, gross profits, gross margins, as well as improvement in the operating results level.

Our focus for the quarter continued to be revenue growth and cost containment. We continue our focus on achieving the following goals:

•	increase the mix of online revenues as the percent of total sales,
•	increase our focus on the highest growth parts of our business and to
•	continue identifying synergies and implement cost reductions in order to achieve profitability.

As of last week, we had a total of approximately $9 million in cash, including $2.8 million resulting from the sale of our Smith Micro shares. We also expect to receive approximately $1.2 million of escrowed cash from Smith Micro over the coming fiscal year.

We continue to closely monitor our cash position, manage our collections and disbursements and negotiate better terms.

I would now like to turn to an update on the progress of our business initiatives currently underway, and those planned for fiscal 2006.

First, we will increase our direct marketing distribution, as a way of increasing gross margin and profit. With the growth of Houseplans revenues and our future plans, we remain focused on increasing this key source of revenue. Our goal for fiscal 2006 is to generate over 70 percent of our revenue via direct methods. Our total direct marketing revenues amounted to 70 percent of total sales during the September quarter, up from 52 percent a year ago. We hope to increase this rate.

Second, we intend to focus on lowering expenses in our businesses.

Third, we will continue to invest in content, services and products as a path to increase operating margins, with AccessMedia, by the way, as a prime example.

We are particularly pleased with the Houseplans business. Gross margins in this business grew to 61 percent, up from 53 percent a year ago. We were able to significantly improve the gross margin in this segment as we increased our collection of proprietary royalty free content, negotiated more competitive royalty rates with our vendors and began to successfully integrate our July acquisition. We believe that gross margins in this business will continue to improve in the near term as we continue our integration of Weinmaster, and as we leverage our leading position in the market place. We expect to improve gross margins in this business, to a target of 65 percent in 2006. Before I get into the S-4 and merger, I will turn over the presentation now to Bob O'Callahan, for a short discussion of our September financial performance.

Robert O'Callahan: Thank you, Martin. We recorded $2.5 million gross margin for the September quarter, on revenues of $4 million during the quarter. Revenues grew 26 percent on a year-over-year basis and 15 percent sequentially. This 26 percent year-over-year growth was driven by a 183 percent growth in the Houseplans business. Absent the acquisition of Weinmaster, as of July 1st, the year-over-year organic growth in the Houseplan segment, would amount to 84 percent.

On a year-over-year basis, gross margins for the Houseplans business improved 4.1 percentage points, while gross margin for the software segment declined by 7.9 percentage points. But because of the fact that the Houseplans business carried a lower gross margin in general than the software business, this “mix” factor meant the overall margin declined from 67 percent to 63 percent during the September quarter as compared to the same period in the prior fiscal year.

Our $2.5 million in gross profit was more than offset by a $3.4 million in operating expenses for an operating loss of approximately $900,000. We have some special factors in there, and we have also reexamined our expense level and are eliminating items that are not directly supportive of our mission. This will entail some short-term costs in the December quarter. The new operating expense level should appear in the June quarter, and be significantly lower.

We should note that as a result of the Allume sale, we recorded in the quarter ended September 30, 2005 a loss on the sale of discontinued operations of approximately $843,000. This loss calculation does not include any consideration of the $2 million in cash held in escrow, as part of the Allume sale. We will change this number, reported in September, to a loss of approximately $470,000 in December, as $500,000 in escrow funds were released to us since the end of September.

As you may have noted from a recent press release, the coming December quarter will show a realized gain of approximately $900,000, as we sold the Smith Micro stock which we acquired in the Allume sale transaction.

The loss on the sale of Allume along with the loss from marketable securities position of approximately $158,000, took our operating loss in September quarter to a bottom line loss close to $2 million.

EBITDA for the September quarter was a negative $1.5 million (this amount includes the loss on sale of the Allume of $843,000). This EBITDA compares to a positive $3,000 in the September 2004 quarter and a negative $877,000 in the June quarter.

We reported on September 30th assets of $22.6 million, including $9.9 million in cash, in addition to $1.5 million in available for sale securities. Overall, the business showed $8.4 million in intangible assets, including goodwill in the amount of $3.7 million.

Our liabilities as of September 30th, included $1.9 million in total debt, including $750,000 on a note relating to the Weinmaster acquisition, and a $850,000 short-term revolving note that we repaid in its entirety on October 3, 2005.

Now, I would like to turn the call back to Martin, for his further comments.

Martin Wade: First, the recently filed preliminary S-4, provides the perfect time for an update of our investors on the progress of the merger with AccessMedia which would create an Internet media business for the company.

AccessMedia is in a market testing stage, and is actively testing different offers in different markets determine how best to roll out its subscription business, for accessing media through personalized media searches.

The initial results have been positive. While we will not provide specific metrics based on preliminary test results, we believe these results are at the upper range of our expectations, and require no adjustments to the business model.

AccessMedia plans to launch a fully active version of its media subscription business in the first calendar quarter of 2006. AccessMedia has not required any cash under our joint operating agreement as of this date.

We believe the combination will add amortization cost to the income statement, but we expect to cross over into positive cash flow based on our current indications, within the first post combination quarter.

Let me step back here and talk about the larger picture and why IMSI is involved with Internet content, rather than strictly software, such as our excellent TurboCAD software product.

As the CEO, I see my job as finding and developing opportunities for the company which will grow shareholder value. This involves work on existing business, such as new product launches. And sometimes, this involves expanding into other lines of business. We are fortunate in having the option to do both. And after literally a year of searching the market, we brought the board of directors what I believed to be an extraordinary opportunity for shareholder value growth.

Through the efforts of Baytree Capital and Michael Gardner, we were introduced to the principals of AccessMedia, which is located in Los Angeles. What motivated us to talk further was the opportunity to bring their expertise, as they have been pioneers and experts in Internet marketing for many years, and their proposed new product to add to our business.

We believe this business will overshadow the existing IMSI products so much, that we are proposing to change our corporate name to Broadcaster, Inc. In the process of this reorganization, our legal counsel, one of the largest law firms in United States, advised that it would be easier under Delaware law, and there would be significant operating benefits going forward under Delaware corporate law.

So that you will see in our preliminary S-4 filed last Friday, it will contain a proposal to do that change, and take advantage of the Delaware law. What stockholders of IMSI will be getting is access to the “Virtual Set Top Box” technology, online media content libraries and Internet marketing expertise of our new partners in Los Angeles.

People often ask what exactly is the Virtual Set Top Box. Simply, the Virtual Set Top Box is a software application. We will be able to offer this application, which will allow viewers to search, access and organize growing volumes of high quality content available on the Internet. This includes proprietary media libraries, media under license, and media readily available on the Internet in a controlled and protected environment.

This was designed to be a simple format, as simple to use as television. The time appears to be right as broadband access has reached a significant household and daytime market penetration.

Therefore, large media firms are also interested in this business opportunity. And while we cannot be complacent about their possible offerings, we believe this serves to validate the timeliness of this offering.

We look forward to closing the transaction and engaging 100 percent in the development of the business in the coming quarter. Steps are being taken between now and then are the completion of the S-4 review, and the filing of the final effective version, and then the shareholders meeting to approve the reincorporation in Delaware.

I have several major shareholders currently committed to attend, and vote in favor of this transformation of the business. We would like to encourage all shareholders to review the filings, investigate why I and the directors recommend the current course of action and vote in favor of our goal, more shareholder value.

Now I would like to turn the call over to any questions.

Operator: Thank you. The question-and-answer (special) will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, that is star, one to ask a question today. We will pause for just a moment to assemble our roster.  Thank you.

We will take our first question from Aram Fuchs with Fertileminds Capital.

Aram Fuchs: If you just give me a little more detail on Access. Specifically, maybe you can talk a little bit about the cost structure as my first question, and the second question, if you can give us more detail on these tests, and how they differ amongst themselves and amongst the site that's open to the public.

Thank you.

Martin Wade: OK, Aram, I don't think we're prepared to disclose, at this point, much information, unfortunately, on either one of your questions.

The cost structure, I would say in general, if I'm getting the gist of your question, is budgeted, shall we say projected to be profitable in the first quarter. At the very worst breakeven, which I think would be extraordinary for a first quarter out of the box.

The metrics that we refer to in the testing that it gives us such encouragement are things like conversion rate, click-throughs, et cetera. But it would be very premature to just start disclosing, if ever, the exact numbers of those conversions.

But I think we've said, the results exactly with that kind of metric, is what has given us such an extraordinary amount of excitement about rolling this out in a hard launch, which we expect to do in the first quarter.

Aram Fuchs: OK. The different tests have really been marketed, or have they've been product development as well?

Martin Wade: They've really been marketing, Arum, the product is been developed. It's really been test marketing, I guess I'd say, for the various components of what our marketing program is going to be. What we're going to be offering, at what price we offer it, and things like that. And we've tested them in markets around the world so that we aren't biased by geography or demographics.

Aram Fuchs: OK, thank you for your time.

Martin Wade: You're welcome.

Operator: We will take our next question from Martin Cohen with Balanced Financial Securities.

Martin Cohen: Yes, my questions relate to this also in just a little different vein. Can you outline the size of the market, just generically about what the estimated size of the market. Who would be the competitors to this in the market place?

And possibly, what would set this aside from larger players getting into online content like Microsoft or Yahoo or AOL or any of these - the others that are sort of content providers. Is there some measure of differentiation that would limit the competition, versus all these other guys out there.

Martin Wade: Taking your last question first, Marty, I think that we will have a unique offering, which is really a combination of things.

Martin Cohen: Yes.

Martin Wade: It's a combination of proprietary content. Not totally dependent upon that, but its some proprietary content. Along with leased content, if you will. Content is available to others via lease. Combining all that in a package, that's simple, fast and easy to use.

Martin Cohen: Yes.

Martin Wade: As well as cheap.

Martin Cohen: OK.

Martin Wade: So we have to present a value, otherwise we're not going to be able to compete against the other guys. All of the other guys, whether they're Microsoft, Yahoo, et cetera. They already have, in one form or another, some kind of online content.

Martin Cohen: Yes.

Martin Wade: Everybody has that. So I think you have - it's going be very difficult to - for anyone to compete just on your proprietary content.

Martin Cohen: Yes.

Martin Wade: You have to offer a package, which is priced right, which is easy to use, which is got a search function, which is maybe has an IM function, an e-mail function.

Martin Cohen: Yes.

Martin Wade: Those kinds of things as a combination. Now if you can do that and have it in a package that's valued correctly, that's billed appropriately, we feel that you can generate enough traffic against that offering, and that's what we've been testing. We've been testing that kind of product mix against traffic.

Martin Cohen: Yes.

Martin Wade: Your results come back in a positive i.e. trackable way then you have a business offering that just like we had with Art today, earlier, a few years back at IMSI, you've got a profitable valuable proposition on your hands.

Martin Cohen: Yes. And what about the - I imagine the size of the markets, probably into the hundreds of billions. I mean …

Martin Wade: Yes,, that's a question that because of the nature of the Internet is very difficult for anyone to answer. I don't know what the size of the market is at the top end. What we're trying to budget for is be profitable at the bottom end. So that if we have - we happen to roll up into - in these big huge telephone type, telephone number type numbers, then we'll be so much the better. But we're budgeting ourselves to be profitable at a very modest level. And we'll go from there.

Martin Cohen: OK, great. Thanks a lot Martin.

Operator: We will take our next question from Robert Nichols with Nicholson Associates.

Robert Nichols: Hey folks, how are you?

Martin Wade: Very good, thank you.

Robert Nichols: Good, just wondering, you had mentioned a while back doing something with Sonic Garden, and I'm a big fan of the online music industry. Just wondering what you can tell me about that. How that is progressing and when you expect that to occur.

Martin Wade: Well we've had a number of other initiatives, which we really had to put in a holding pattern, subsequent to getting an approval of our S-4. So we have not finalized any deals with any other ventures, such as Sonic Garden, but we will seek to finalize them just as soon as we get this thing approved.

Robert Nichols: OK, do you feel as strongly as I do about the online music business and what that can bring to the table?

Martin Wade: Absolutely. Music is an already proven, viable e-commerce product. And we would add to that, that we think we'll bring a particular strength to the movies as well as music.

Robert Nichols: Do you believe that Sonic Garden is the right vehicle to do that with?

Martin Wade: We know Paul Abramson. We've had discussions with him. And I think, you know, since he's not on the call, I'd rather leave it that we, you know, we know him, like him, respect him, think he's got a nice operation in Sonic Garden. And we'll just see where that leads us.

Robert Nichols: Well, thank you very much, sir.

Martin Wade: You're welcome.

Operator: As a reminder, that is star, one to ask a question. And as one final reminder, that is star, one to ask a question. And we'll take a follow-up question from Aram Fuchs with Fertileminds Capital.

Aram Fuchs: Yes, it's just to pry a little bit more about your business models for Access. Is there any sort of model that you can show us at least, in terms of cost of goods, and sales and marketing, and G&A? And also, is there any, in terms of number of employees that are going to be in AccessMedia. You know, I was hoping that you could give some sort of detail like that. Thank you.

Martin Cohen: Yes, well Arum, I'm not sure. Let me try to keep myself out of trouble by saying that we would expect to have somewhere between 30 and 40 employees. I think that - certainly at the outset. We’re being careful, because I don't want to have a situation where I'm disclosing some information to whoever's on this call, and not to the whole world.

And we don't plan, however, at this stage, and I'm not sure we'll ever. I mean at some point, if AccessMedia becomes the major portion of Broadcaster, I think we would be compelled to disclose margin type information.

But at this stage, we won't be breaking that out, and I wouldn't feel comfortable until I saw a full quarters worth of post-combination numbers, so that I could be more definitive with you and accurate.

Right now, those numbers that I would give you today could change. It could change, because we make a decision to alter things between now and closing. So, I'm really not comfortable doing that, Arum.

Aram Fuchs: OK, well I appreciate the head count, then. Thank you.

Operator: And that does conclude our question-and-answer session today. I'll turn the conference back over to the speakers for any additional closing comments.

Martin Wade: Well, once again, thank you all for attending. Thank you for the questions, they were very good ones. And I hope to see you all at our next quarterly conference call.

END